NEWS RELEASE
The Andersons, Inc. Reports Third Quarter Results

Maumee, Ohio, November 6, 2017 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the third quarter ended September 30, 2017.

The Company reports net income of $2.5 million, or $0.09 per diluted share compared to $1.7 million and $0.06 per share in third quarter 2016.

•	Grain Group records pretax income of $2.6 million on continued strong grain storage capacity utilization.

•	Ethanol Group earns $6.2 million of pretax income despite weaker year-over-year margins.

•	Plant Nutrient Group reports a pretax loss of $7.9 million due to persistent low prices and margins.

•	Rail Group earns $6.1 million of pretax income in a slowly improving but still soft market.

The Company reported third quarter 2017 net income attributable to The Andersons of $2.5 million, or $0.09 per diluted share, on revenues of $837 million. Those results compared to 2016 third quarter net income of $1.7 million, or $0.06 per diluted share, on revenues of $860 million.

“We performed reasonably well in the third quarter when considering that we continue to face some difficult market conditions, and we incurred some unusual expenses and sold two former retail properties,” said President and CEO Pat Bowe. “The Grain Group again recorded better year-over-year results driven by good margins on corn and soybean sales and strong space margins for wheat. On a year-to-date basis, our Grain earnings have improved by more than $33 million.”

Bowe continued, “Ethanol margins were lower year-over-year for the quarter in spite of strong U.S. exports. Current margins are disappointing. Forward curve margins into the first quarter of 2018 are below last year’s levels as well.”

“The Plant Nutrient Group’s margins continued to be compressed by an oversupply of nutrients and low farm income, even as year-over-year volumes were somewhat improved. The Rail Group’s base leasing income and utilization continued their improvement from the second quarter, and the group also recorded better income from selling and scrapping cars,” added Bowe.

For the first nine months of the year, the Company recorded a net loss attributable to The Andersons of $27.2 million, or ($0.96) per diluted share, and adjusted net income attributable to The Andersons of $14.8 million, or $0.52 per diluted share, compared to net income of $1.4 million, or $0.05 per diluted share, during the same period last year.

For purposes of better understanding ongoing results, the Company has expanded its pretax income disclosure in the table below to adjust for amounts that are not reflective of ongoing operations. Specifically, an adjustment has been made for the goodwill impairment charged in the second quarter of 2017 associated with the Plant Nutrient Group.

$ in millions	Third Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income (Loss)	$5.0	$4.4	$0.6	$(19.6)	$4.6	$(24.2)
Goodwill Impairment	—	—	—	42.0	—	42.0
Adjusted Pretax Income	$5.0	$4.4	$0.6	$22.4	$4.6	$17.8

Third Quarter Segment Overview

Grain Group Operating Income Increases Compared to Prior Year and Improves for Fourth Consecutive Quarter

The Grain Group generated pretax income of $2.6 million in the quarter, up $0.7 million over its third quarter 2016 results.

The table below separates the earnings of the group’s base grain business from those of its grain affiliates. Base grain business earnings originate from grain facilities that the Company operates. The grain affiliates’ earnings originate from investments in the Company’s grain affiliates, which include Lansing Trade Group and Thompsons Limited.

$ in millions	Third Quarter			Year to Date
Pretax Income	2017	2016	Vs	2017	2016	Vs
Base Grain	$3.4	$1.7	$1.7	$4.0	$(21.5)	$25.5
Grain Affiliates	(0.8)	0.2	(1.0)	0.5	(7.1)	7.6
Total Grain Group	$2.6	$1.9	$0.7	$4.5	$(28.6)	$33.1

Base grain pretax income improved by $1.7 million in the third quarter compared to 2016 results. Grain storage, risk management and trading income were all much improved. Low prices and very low volatility have farmers remaining reluctant to sell as we pass the midpoint of U.S. corn harvest.

Ethanol Group Challenged by Decreasing Margins

The Ethanol Group generated pretax income of $6.1 million attributable to The Andersons in the third quarter, more than a third lower than the $9.5 million pretax income attributable to The Andersons for the same period in 2016. This result is primarily due to lower margins.

The table below separates the results of the Ethanol Group’s unconsolidated entities, which include the Albion, Mich.; Clymers, Ind.; and Greenville, Ohio plants, from the earnings of the consolidated Denison, Iowa plant and the group’s management services income.

$ in millions	Third Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Equity in Earnings of Affiliates	$4.4	$9.5	$(5.1)	$7.3	$11.6	$(4.3)
Consolidated Operations and Service Fees	1.8	1.6	0.2	5.3	3.1	2.2
Pretax Income	6.2	11.1	(4.9)	12.6	14.7	(2.1)
Attributable to Noncontrolling Interests	0.1	1.6	(1.5)	0.1	1.7	(1.6)
Ethanol Group Pretax Income Attributable to The Andersons	$6.1	$9.5	$(3.4)	$12.5	$13.0	$(0.5)

Robust industry production was the main contributor to the softer margin environment even as the export market stayed strong. In addition, corn and natural gas costs were each up more than 4 percent year-over-year. The group’s industry-leading E-85 sales increased by 10 percent.

The group continued to incur discounts on distillers dried grains (DDGs) during the quarter due to problems with vomitoxin present in the 2016 corn crop primarily in the vicinity of the Albion plant. Lower international demand for DDGs also continued to pressure pricing and margins. Those two conditions combined to drive values 35 percent lower than in the comparable 2016 period.

The group also recorded $1.5 million in expense for preliminary engineering and design work. The work pertained to a potential capital project that did not meet the group’s investment criteria, so the group cancelled it.

Plant Nutrient Group Results Hurt by Continued Lower Margins

For purposes of better understanding ongoing results, the Company has expanded the Plant Nutrient Group’s pretax income disclosure in the table below to adjust for the second quarter goodwill impairment associated with the wholesale fertilizer business.

$ in millions	Third Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income (Loss)	$(7.9)	$(7.2)	$(0.7)	$(27.1)	$18.0	$(45.1)
Goodwill Impairment	—	—	—	42.0	—	42.0
Adjusted Pretax Income (Loss)	$(7.9)	$(7.2)	$(0.7)	$14.9	$18.0	$(3.1)

The Plant Nutrient Group recorded a pretax loss of $7.9 million in the third quarter compared to a pretax loss of $7.2 million in the third quarter of 2016. The quarter was again characterized by low nutrient prices, an oversupply of product and unstable markets.

Base nutrient (NPK) volumes were up about 12 percent year-over-year, while higher-margin, value-added nutrient tons (low salt starter fertilizers and micro nutrients) were down 4 percent. Same-store volumes for products in the group’s other businesses (Farm Centers, Lawn and Cob) were up about 5 percent.

Margins per ton were considerably lower in both base nutrients and value-added products, finishing down 41 percent and 5 percent year-over-year, respectively. Margins per ton improved considerably for the farm centers and the cob business, but were flat in the lawn fertilizer business year-over-year. Those volume and margin changes combined to reduce gross profit by about $2.1 million.

The group accrued a $2.2 million expense to settle a lawsuit that prevented an improvement over third quarter 2016 results.

Rail Group Market Conditions Continue to Improve

The Rail Group earned third quarter pretax income of $6.1 million compared to $6.8 million in the same period of the prior year.

$ in millions	Third Quarter			Year to Date
Pretax Income	2017	2016	Vs	2017	2016	Vs
Lease Income	$3.5	$3.4	$0.1	$7.1	$10.4	$(3.3)
Car Sales	2.6	1.6	1.0	7.6	6.4	1.2
Services and Other	—	1.8	(1.8)	3.4	5.9	(2.5)
Total Rail Group	$6.1	$6.8	$(0.7)	$18.1	$22.7	$(4.6)
Utilization Rate	85.8%	86.2%	(0.4)%	84.6%	88.8%	(4.2)%

Base leasing operations earned $3.5 million, up $0.6 million sequentially and $0.1 million year-over-year, on 0.4 percent lower utilization. Utilization averaged 85.8 percent during the quarter compared to 84.4 percent sequentially and 86.2 percent during the same period last year. Average lease rates were down almost 4 percent as shorter leases at lower rates began to have an impact. However, maintenance expense was more than 20 percent lower than in the period a year ago.

The group realized $2.6 million of pretax income on railcar sales in the quarter compared to $1.4 million sequentially and $1.6 million in the third quarter of 2016.

Rail’s service and other pretax income was negligible in the quarter compared to $1.8 million during the same period of 2016. Repair sales that were 7 percent lower year-over-year and workers' compensation and other expenses accrued by the group as a result of a third quarter fatality each accounted for about half of the decreased results.

North American rail traffic excluding coal carloads was down about 3 percent year-over-year, and is flat year-to-date compared to 2016 and remains historically weak. However, Class I railroad efficiency continued to be lower than year-ago levels.

Company Sells Two Retail Properties; Other Net Company-Level Expenses Somewhat Lower

The Company recorded pretax income of $4.4 million during the quarter from its closed retail business. This result was driven by the sale of two of four retail properties for a combined gain of $5.7 million.

Unallocated net Company-level expenses for the third quarter of 2017 were $6.4 million, slightly lower than the $6.5 million incurred in the third quarter of 2016.

Conference Call

The Company will host a webcast on Tuesday, November 7, 2017, at 11 a.m. Eastern Standard Time to discuss its performance and provide its outlook for the remainder of 2017 and some early thoughts about 2018. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 9288638). We recommend that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: http://edge.media-server.com/m6/p/8eac3s4i. Complete the four fields as directed and click submit. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. "Adjusted Pretax Income" is our primary measure of period-over-period comparisons, and we believe it is a meaningful measure for investors to compare our results from period to period. We have excluded the impairment charge related to our wholesale fertilizer group, as we believe it is not representative of our ongoing core operations when calculating Adjusted Pretax Income and Adjusted Net Income. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided in the release and a reconciliation of net income to adjusted net income is provided in a table below.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Sales and merchandising revenues	$836,595	$859,612	$2,682,273	$2,811,735
Cost of sales and merchandising revenues	766,924	782,597	2,448,310	2,569,923
Gross profit	69,671	77,015	233,963	241,812

Operating, administrative and general expenses	68,456	78,767	220,331	234,053
Goodwill impairment	—	—	42,000	—
Interest expense	5,384	4,441	17,472	18,046
Other income:
Equity in earnings of affiliates, net	3,586	8,422	8,093	3,789
Other income, net	5,588	2,216	18,117	11,144
Income (loss) before income taxes	5,005	4,445	(19,630)	4,646
Income tax provision	2,389	1,104	7,505	1,486
Net income (loss)	2,616	3,341	(27,135)	3,160
Net income attributable to the noncontrolling interests	83	1,619	73	1,711
Net income (loss) attributable to The Andersons, Inc.	$2,533	$1,722	$(27,208)	$1,449

Per common share:
Basic earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.09	$0.06	$(0.96)	$0.05
Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.09	$0.06	$(0.96)	$0.05
Dividends declared	$0.160	$0.155	$0.480	$0.465

The Andersons, Inc.
Reconciliation to Adjusted Net Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016
Net income (loss) attributable to The Andersons, Inc.	$2,533	$1,722	$(27,208)	$1,449
Items impacting other income, net of tax:
Goodwill impairment	—	—	42,000	—
Total adjusting items	—	—	42,000	—
Adjusted net income (loss) attributable to The Andersons, Inc.	$2,533	$1,722	$14,792	$1,449

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.09	$0.06	$(0.96)	$0.05

Impact on diluted earnings per share	—	—	1.48	—
Adjusted diluted earnings per share	$0.09	$0.06	$0.52	$0.05

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2017	December 31, 2016	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$24,478	$62,630	$78,158
Restricted cash	—	471	190
Accounts receivable, net	196,192	194,698	173,593
Inventories	475,602	682,747	427,754
Commodity derivative assets - current	45,202	45,447	59,837
Other current assets	53,958	72,133	43,761
Assets held for sale	8,383	—	—
Total current assets	803,815	1,058,126	783,293

Other assets:
Commodity derivative assets - noncurrent	245	100	1,346
Other assets, net	148,328	180,445	180,010
Equity method investments	215,031	216,931	225,114
	363,604	397,476	406,470
Railcar assets leased to others, net	377,393	327,195	334,401
Property, plant and equipment, net	419,348	450,052	460,247
Total assets	$1,964,160	$2,232,849	$1,984,411

Liabilities and equity
Current liabilities:
Short-term debt	$19,000	$29,000	$—
Trade and other payables	381,359	581,826	356,931
Customer prepayments and deferred revenue	29,520	48,590	15,725
Commodity derivative liabilities – current	38,578	23,167	59,770
Accrued expenses and other current liabilities	67,064	69,648	68,465
Current maturities of long-term debt	53,972	47,545	51,520
Total current liabilities	589,493	799,776	552,411

Other long-term liabilities	34,407	27,833	30,525
Commodity derivative liabilities – noncurrent	902	339	1,954
Employee benefit plan obligations	36,356	35,026	45,260
Long-term debt, less current maturities	371,315	397,065	395,559
Deferred income taxes	181,876	182,113	178,535
Total liabilities	1,214,349	1,442,152	1,204,244
Total equity	749,811	790,697	780,167
Total liabilities and equity	$1,964,160	$2,232,849	$1,984,411

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended September 30, 2017
Revenues from external customers	$497,613	$191,531	$103,620	$43,093	$738	$—	$836,595
Gross profit	32,316	6,388	17,349	13,422	196	—	69,671
Equity in earnings of affiliates	(694)	4,280	—	—	—	—	3,586
Other income, net	539	12	(1,622)	693	5,869	97	5,588
Income (loss) before income taxes	2,641	6,181	(7,920)	6,127	4,424	(6,448)	5,005
Income (loss) attributable to the noncontrolling interests	—	83	—	—	—	—	83
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$2,641	$6,098	$(7,920)	$6,127	$4,424	$(6,448)	$4,922
Three months ended September 30, 2016
Revenues from external customers	$550,189	$139,413	$101,770	$38,201	$30,039	$—	$859,612
Gross profit	30,465	6,301	19,387	12,527	8,335	—	77,015
Equity in earnings of affiliates	533	7,889	—	—	—	—	8,422
Other income, net	361	6	711	451	83	604	2,216
Income (loss) before income taxes	1,879	11,160	(7,231)	6,754	(1,578)	(6,539)	4,445
Income (loss) attributable to the noncontrolling interest	—	1,619	—	—	—	—	1,619
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$1,879	$9,541	$(7,231)	$6,754	$(1,578)	$(6,539)	$2,826
	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Nine months ended September 30, 2017
Revenues from external customers	$1,464,588	$533,515	$514,943	$121,632	$47,595	$—	$2,682,273
Gross profit	86,412	15,248	83,091	38,429	10,783	—	233,963
Equity in earnings of affiliates	864	7,229	—	—	—	—	8,093
Other income, net	3,046	34	4,578	2,264	7,302	893	18,117
Income (loss) before income taxes	4,497	12,547	(27,074)	18,065	(9,140)	(18,525)	(19,630)
Income (loss) attributable to the noncontrolling interests	—	73	—	—	—	—	73
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$4,497	$12,474	$(27,074)	$18,065	$(9,140)	$(18,525)	$(19,703)
Nine months ended September 30, 2016
Revenues from external customers	$1,611,992	$396,626	$588,797	$118,152	$96,168	$—	$2,811,735
Gross profit	64,216	13,207	95,653	40,689	28,047	—	241,812
Equity in earnings of affiliates	(6,141)	9,930	—	—	—	—	3,789
Other income, net	3,671	39	2,728	2,013	263	2,430	11,144
Income (loss) before income taxes	(28,566)	14,762	18,008	22,698	(2,644)	(19,612)	4,646
Income (loss) attributable to the noncontrolling interest	(3)	1,714	—	—	—	—	1,711
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(28,563)	$13,048	$18,008	$22,698	$(2,644)	$(19,612)	$2,935
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).